Filed pursuant to Rule 433

February 26, 2018

Relating to

Preliminary Prospectus Supplement dated February 26, 2018 to

Prospectus dated January 26, 2017

Registration Statement No. 333-213765-05

Duke Energy Carolinas, LLC
First and Refunding Mortgage Bonds,

$500,000,000 3.05% Series due 2023

$500,000,000 3.95% Series due 2048

Pricing Term Sheet

Issuer:	Duke Energy Carolinas, LLC

Trade Date:	February 26, 2018

Settlement Date:	March 1, 2018; T+3

Ratings (Moody’s/S&P)*:	Aa2/A (Stable/Stable)

Security Description:	First and Refunding Mortgage Bonds, 3.05% Series due 2023 (the “2023 Bonds”)	First and Refunding Mortgage Bonds, 3.95% Series due 2048 (the “2048 Bonds”)

Interest Payment Dates:	March 15 and September 15, beginning on September 15, 2018	March 15 and September 15, beginning on September 15, 2018

Principal Amount:	$500,000,000	$500,000,000

Maturity Date:	March 15, 2023	March 15, 2048

Price to Public:	99.883% per 2023 Bond, plus accrued interest, if any, from March 1, 2018	99.527% per 2048 Bond, plus accrued interest, if any, from March 1, 2018

Coupon:	3.05%	3.95%

Benchmark Treasury:	2.625% due February 28, 2023	2.750% due November 15, 2047

Benchmark Treasury Price:	100-03	92-06

Benchmark Treasury Yield:	2.605%	3.157%

Spread to Benchmark Treasury:	+47 bps	+82 bps

Yield to Maturity:	3.075%	3.977%

Redemption Provisions/ Make-Whole Call:

At any time before February 15, 2023 (which is the date that is one month prior to maturity of the 2023 Bonds (the “2023 Par Call Date”)), redeemable at the Treasury Rate + 10 bps. At any time on or after the 2023 Par Call Date, redeemable at par.

At any time before September 15, 2047 (which is the date that is six months prior to maturity of the 2048 Bonds (the “2048 Par Call Date”)), redeemable at the Treasury Rate + 15 bps. At any time on or after the 2048 Par Call Date, redeemable at par.

CUSIP / ISIN:	26442C AV6 / US26442CAV63	26442C AU8 / US26442CAU80

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC
Goldman Sachs & Co. LLC
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
U.S. Bancorp Investments, Inc.

Co-Managers:	Regions Securities LLC
Santander Investment Securities Inc.
The Williams Capital Group, L.P.

Junior Co-Managers:	Blaylock Van, LLC
Siebert Cisneros Shank & Co., L.L.C.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at (800) 221-1037, Goldman Sachs & Co. LLC toll-free at (866) 471-2526, Mizuho Securities USA LLC toll-free at (866) 271-7403, MUFG Securities Americas Inc. toll-free at (877) 649-6848 or U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607.